SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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THE NEW GERMANY FUND, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The New Germany Fund, Inc.

Press Release

FOR IMMEDIATE RELEASE

For additional information:
Mayura Hooper (212) 250-5536, Media
Jonathan Diorio (212) 454-2208, Investors

FOR IMMEDIATE RELEASE

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS THAT
SHAREHOLDERS SUPPORT THE NEW GERMANY FUND

        New York, New York, June 12, 2006 – The New Germany Fund, Inc. (NYSE: GF) announced today that Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, is recommending that shareholders support the Fund’s incumbent directors with a recommendation to vote FOR the re-election of Dr. Franz Wilhelm Hopp, Mr. Ernst-Ulrich Matz and Dr. Frank Trömel to the Fund’s board.

In its independent analysis, ISS points out that “Mr. Goldstein’s proposal would allow shareholders to realize NAV for some or all of their shares. However, it may also have adverse effects such as increasing the Fund’s expense ratio and the potential risk to long-term shareholder value. ... The result of this could be damaging for any shareholders who continue to hold their shares.”

ISS further stated that “The board seems aware of the importance of protecting the value of all shareholders’ interests in the Fund by attempting to reduce the market discount to NAV at which the Fund’s shares have historically traded. The Fund’s board and investment advisor have taken steps to address the Fund’s discount, which is evidenced in the cash tender offer.”

On June 5, 2006, the Fund announced that it would make a cash tender offer within 60 days after the end of the measurement period if the average daily discount exceeded 10% during the period July 1 - December 31, 2006. The tender offer would be for up to 10% of the Fund’s outstanding shares at a price of 95% of net asset value per share.

ISS is also recommending that shareholders vote AGAINST proposals 3, 4 and 5, which include the proposals sponsored by Mr. Goldstein that are part of his attempts to force the liquidation of the Fund.

# # #

        The Fund is non-diversified and can take larger positions in fewer companies, increasing its overall risk profile. Investments in securities of foreign issuers present greater risks including currency fluctuations and changes in political/economic conditions. Foreign securities markets generally exhibit greater price volatility and less liquidity than the US markets.

        Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value. Past performance does not guarantee future results.

        Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal. This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. (06/06 45445)

NOT FDIC/NCUA INSURED MAY LOSE VALUE NOT A DEPOSIT	NO BANK GUARANTEE NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY